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                           UNIT PURCHASE AGREEMENT     EXHIBIT 2.1
                           -----------------------


     THIS UNIT PURCHASE AGREEMENT ("Agreement") is made this 30th day of July, 1999, by and between Blue Rhino Corporation. ("Purchaser") and Craig J. Duchossois, Andrew J. Filipowski, Peer Pedersen and BD Investments, Inc. ("Sellers").

                                    RECITALS
                                    --------

     A. The Sellers are the owners of 100% of the membership interests in USA Leasing, L.L.C., a Delaware limited liability company (the "Company").

     B. The Purchaser desires to purchase from the Sellers and the Sellers desire to sell to the Purchaser 100% of the outstanding membership interests in the Company.

                                   AGREEMENTS
                                   ----------

     In consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                         1. SALE AND ISSUANCE OF UNITS
                            ---------------------------

     1.1 Exchange of Shares. Subject to the satisfaction of the terms and conditions herein set forth and in reliance upon the respective representations and warranties of the parties set forth herein or in any document delivered pursuant hereto, the Sellers agree to exchange 100% of the outstanding membership interests in the Company to the Purchaser for a purchase price equal to $1.00.

                   2. SELLERS' REPRESENTATIONS AND WARRANTIES
                      ---------------------------------------

     Sellers represent and warrant that as of the Closing Date:

     2.1 Title to Membership Interests. Each of the Sellers is a member of the Company and is the holder of all right, title and interest in and to his membership interest, free of any and all liens, claims and encumbrances and may transfer all of his right, title and interest in his membership interest to the Purchaser pursuant to the terms of this Agreement.

     2.2 Validity of Agreements. The execution, delivery and performance of this Agreement by the Sellers will not violate or constitute a breach of either of the Company's Limited Liability Company Agreement or any indenture, agreement or undertaking to which any Seller is a party or is subject, and upon their execution this Agreement will be the legal, valid and binding agreements
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of the Sellers enforceable in accordance with their terms, except as enforcement thereof may be subject to the effect of applicable Bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to general principles of equity.

     2.3 Agreements Between Shareholders. Other than the Limited Liability Company Agreement, no other agreement between any of the members of the Company related to the Company or its capital stock exists.


                        3. PURCHASER'S REPRESENTATIONS
                           ---------------------------

     The Purchaser represents and warrants to the Seller as follows:

     3.1 Organization. Purchaser is a duly organized, validly existing corporation in good standing under the laws of the State of Delaware and has filed all reports required to be filed by the Delaware Secretary of State in order to maintain its Articles of Incorporation and no proceeding is pending to revoke the Purchaser's Articles of Incorporation or dissolve the Purchaser.

                                4. MISCELLANEOUS
                                   -------------

     4.1 Consent to Amendments; Waivers. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended or waived at any time only by the written agreement of the Sellers and Purchaser. Any waiver, permit, consent or approval of any kind or character on the part of any such holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. No course of dealing between the Sellers and Purchaser and no delay in exercising any right, remedy, or power conferred hereby or now or hereafter existing at law or under equity, by statute or otherwise, shall operate as a waiver of or otherwise prejudice any such right, power or remedy.

     4.2 Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto, whether so expressed or not.

     4.3 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

     4.4 Descriptive Headings. The descriptive headings of this Agreement are inserted
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for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

     4.5 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

     4.6 Interpretation All of the terms and conditions hereof and the rights, duties and remedies of the parties hereto are governed by the laws of Delaware.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 30th day of July, 1999


                              Sellers:


                              /s/ Craig J. Duchossois
                              ---------------------------------------------
                              Craig J. Duchossois

                              /s/ Andrew J. Filipowski
                              ---------------------------------------------
                              Andrew J. Filipowski

                              /s/ Peer Pedersen
                              ---------------------------------------------
                              Peer Pedersen

                              BD Investments, Inc.

                              /s/ Billy D. Prim
                              ---------------------------------------------
                              Billy D. Prim, President

                              Purchaser:

                              Blue Rhino Corporation


                              /s/ Mark Castaneda
                              ---------------------------------------------
                              Mark Castaneda, Secretary & Chief Financial
                              Officer